Exhibit 10.1

SECOND AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT BETWEEN
TPG TWIN BROOK CAPITAL INCOME FUND
AND
AGTB FUND MANAGER, LLC

This Second Amended and Restated Investment Management Agreement (the “Agreement”) made this eighth day of May, 2026, is made by and between TPG Twin Brook Capital Income Fund (formerly known as AG Twin Brook Capital Income Fund), a Delaware statutory trust (the “Company”) and AGTB Fund Manager, LLC, a Delaware limited liability company (the “Adviser”). Capitalized terms used but not defined herein have the meanings set forth in the Company’s Sixth Amended and Restated Agreement and Declaration of Trust (as may be further amended and restated from time to time, the “Declaration of Trust”).
WHEREAS, the Company is a closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “1940 Act”);
WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”); and
WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.Duties of the Adviser.
(a)The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Company’s board of trustees (the “Board of Trustees”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2, as the same shall be amended from time to time (as amended, the “Registration Statement”), (ii) in accordance with the 1940 Act and (iii) during the term of this Agreement, in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services for the Company and in connection therewith to, in accordance with the Company’s investment objective, policies and restrictions as in effect from time to time:
(i)determining the composition of the Company’s portfolio, the nature and timing of the changes to the Company’s portfolio and the manner of implementing such changes in accordance with the Company’s investment objective, policies and restrictions;

(ii)identifying investment opportunities and making investment decisions for the Company, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Company’s behalf;
(iii)monitoring the Company’s investments;
(iv)performing due diligence on prospective portfolio companies;
(v)exercising voting rights in respect of portfolio securities and other investments for the Company;
(vi)serving on, and exercising observer rights for, boards of directors and similar committees of the Company’s portfolio companies;
(vii)negotiating, obtaining and managing financing facilities and other forms of leverage; and
(viii)providing the Company with such other investment advisory and related services as the Company may, from time to time, reasonably require for the investment of capital, which may include, without limitation:
(A)making, in consultation with the Board of Trustees, investment strategy decisions for the Company;
(B)reasonably assisting the Board of Trustees and the Company’s other service providers with the valuation of the Company’s assets; and
(C)exercising voting rights in respect of the Company’s portfolio securities and other investments.
(ix)The Adviser shall, upon request by any state official or agency or official administering the securities laws of such state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Company’s shareholders pursuant to this Agreement, any registration statement filed with the United States Securities and Exchange Commission (“SEC”) and applicable federal and state law.
(x)The Adviser has a fiduciary responsibility and duty to the Company for the safekeeping and use of all the funds and assets of the Company, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Company. The Adviser shall not contract away any fiduciary obligation owed by the Adviser to the Company’s shareholders under common law.
(b)Subject to the supervision of the Board of Trustees, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company and causing the Company to pay investment-related expenses. In the event that the

Company determines to acquire debt financing or to refinance existing debt financing, the Adviser will arrange for such financing on the Company’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the 1940 Act.
(c)The Adviser hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.
(d)Subject to the prior approval of a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Company and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the SEC or its staff, by the shareholders of the Company, as applicable, the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act, the Advisers Act and other applicable federal and state law. The Company acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.
(e)The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(f)The Adviser shall keep and preserve, in the manner and for the period required by the 1940 Act, any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.
2.Company Responsibilities and Expenses Payable by the Company. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Company.
(a)Except as specifically provided below and above in Section 1 hereof, the Company anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.
(b)Notwithstanding anything to the contrary stated in this Section 2, the following apply:
(i)All expenses of the Company shall be billed to and paid by the Company;
(ii)The Sponsor (as defined in Section 1.2 of the Company’s charter), the Adviser, and the Administrator may be reimbursed for the actual cost of goods and services used for, or by, the Company and obtained from Persons other than Affiliates (as each such term is defined in the Declaration of Trust) of the Sponsor, the Administrator, the Adviser or the Company;
(iii)The Sponsor, the Adviser, and the Administrator may be reimbursed for the administrative services necessary to the prudent operation of the Company; provided, the reimbursement shall be the lower of the Sponsor’s, the Adviser’s, or the Administrator’s actual cost or the amount the Company would be required to pay to Persons other than Affiliates of the Sponsor, the Adviser or the Administrator for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles;
(iv)No reimbursement shall be permitted for services for which the Sponsor, the Adviser, or the Administrator are entitled to compensation by way of a separate fee; and
(v)Excluded from the allowable reimbursement shall be:
(A)the Sponsor’s, the Adviser’s, or the Administrator’s rent and depreciation, utilities, capital equipment, and other administrative items; and
(B)the Sponsor’s, the Adviser’s, or the Administrator’s Controlling Persons’ salaries, fringe benefits, travel expenses, and other administrative items incurred by, or allocated to, the Sponsor’s, the Adviser’s, or the Administrator’s Controlling Persons’. The term “Controlling Person” includes, but is not limited to, all Persons, whatever their titles, who perform functions for the Sponsor, the Adviser, or the Administrator similar to those of: (a) chairman or member of the board of directors; (b) executive officers; and (c) those holding ten percent or more equity interest in the Sponsor, the Adviser, or the Administrator or a Person having the power to direct or cause the direction of the Sponsor, the Adviser, or the Administrator, whether through the ownership of voting securities, by contract, or otherwise.
(c)The Adviser shall bear the expenses arising out of its duties hereunder, except as provided in this Section 2.

(d)The Company will bear all other costs and expenses of the Company’s operations, administration and transactions, including, but not limited to: investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to this Agreement; the Company’s allocable portion of compensation and other expenses incurred by AGTB Fund Manager, LLC (the “Administrator”) in performing its administrative obligations under the administration agreement between the Company and the Administrator (the “Administration Agreement”), including but not limited to: (i) the Company’s chief compliance officer, chief financial officer, general counsel and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Company; and (iii) any personnel of Angelo, Gordon & Co., L.P. (“Angelo Gordon”) or any of its affiliates providing non-investment related services to the Company; and all other expenses of the Company’s operations, administrations and transactions including, without limitation, those relating to:
(i)organization and offering expenses associated with the offering of securities (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Company’s systems and those of participating intermediaries, reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Company’s transfer agent, fees to attend retail seminars sponsored by participating intermediaries and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors, but excluding the shareholder servicing fee);
(ii)all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive (the “AIFMD”), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator or its affiliates in the credit-focused business of Angelo Gordon), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board of Trustees, where such internal personnel perform services that would be paid by the Company if outside service providers provided the same services); fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide legal advice and/or services to the Company or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Company and (y) expenses and fees to provide administrative and accounting services to the Company or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Company or affiliates in connection such services, in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board of Trustees, to the Company or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services of the same skill and expertise);
(iii)the cost of calculating the Company’s net asset value, including the cost of any third-party valuation services;
(iv)the cost of effecting any sales and repurchases of the Shares and other securities;
(v)fees and expenses payable under any intermediary manager and selected intermediary agreements, if any;
(vi)interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Company, including, but not limited to, the arranging thereof and related legal expenses;
(vii)all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;
(viii)costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;
(ix)costs of derivatives and hedging;
(x)expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, in negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights;
(xi)expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof;
(xii)all fees, costs and expenses, if any, incurred by or on behalf of the Company in negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, excluding advisory services provided by the Adviser contemplated herein, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;
(xiii)the allocated costs incurred by the Adviser and the Administrator in providing managerial assistance to those portfolio companies that request it;
(xiv)all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, agent bank and other bank service fees; private placement fees, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);
(xv)investment costs, excluding internal costs of the Adviser for providing investment advisory services, and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Company directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Company’s investment activities;
(xvi)transfer agent, dividend agent and custodial fees;
(xvii)fees and expenses associated with marketing efforts;
(xviii)federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;
(xix)independent trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;
(xx)costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;
(xxi)all fees, costs and expenses associated with the preparation and issuance of the Company’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-

related expenses (including other notices and communications) in respect of the Company and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Company or the Adviser or its affiliates in connection with such provision of services thereby);
(xxii)the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or Board of Trustees meetings;
(xxiii)proxy voting expenses;
(xxiv)costs associated with an exchange listing;
(xxv)costs of registration rights granted to certain investors;
(xxvi)any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Company and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Company and the amount of any judgments, fines, remediation or settlements paid in connection therewith;
(xxvii)all fees, costs and expenses of any litigation, arbitration or audit involving the Company any vehicle or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith, Board of Trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the affairs of the Company;
(xxviii) all fees, costs and expenses associated with the Company’s information and data technology systems;
(xxix)the costs of specialty and custom software for investments;
(xxx)costs associated with individual or group shareholders;
(xxxi)fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;
(xxxii)direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;
(xxxiii) all fees, costs and expenses of winding up and liquidating the Company’s assets;
(xxxiv)extraordinary expenses (such as litigation or indemnification);

(xxxv)all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Company’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Company or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Company engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Adviser relating to the Company and its affiliates relating to the Company, and their activities) and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Company including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Company and its activities;
(xxxvi) costs and expenses (including travel) in connection with the diligence and oversight of the Company’s service providers;
(xxxvii)costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Adviser or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and
(xxxviii)all other expenses incurred by the Administrator in connection with administering the Company’s business.
From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Company will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Company’s shareholders.
3.Transactions with Affiliates. The Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Company.
4.Best Execution; Research Services.
The Adviser is authorized, for the purchase and sale of the Company’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Company to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Company’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Company. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the commissions paid may be higher than those which the Company might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect securities transactions for the Company may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Company. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Company.
The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Company, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.
(a)Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
(b)All Front End Fees (as applicable and defined in the Declaration of Trust) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’

fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.
5.Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.
(a)Base Management Fee. The Base Management Fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company’s net assets as of the beginning of the first business day of the month. For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the date on which the Company begins operations.
(b)Incentive Fee. The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of the Company’s income and a portion is based on a percentage of the Company’s capital gains, each as described below.
(i)Incentive Fee on Pre-Incentive Fee Net Investment Income. The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any distribution or shareholder servicing fees).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).
The Company will pay the Adviser an incentive fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter;
•100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This is referred to as Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”; and
•12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized).
These calculations will be appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by the Company during the relevant quarter.
(ii)Incentive Fee Based on Capital Gains. The second component of the Incentive Fee, the Capital Gains Incentive Fee, is payable at the end of each calendar year in arrears.
The amount payable equals:
•12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Company will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.
The fees that are payable under this Agreement for any partial period will be appropriately prorated.
6.Representations and Warranties.
(a)The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.
(b)The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Company (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Company’s Quarterly Report on Form 10-Q filed by the Company under the Exchange Act and (ii) within one hundred and twenty (120) days after the end of the Company’s fiscal year, (a) an annual report that shall include financial statements prepared in accordance with U.S. GAAP which are audited and reported on by independent certified public accountants; (b) a report of the material activities of the Company during the period covered by the report; (c) where forecasts have been provided to the Company’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (d) a report setting forth distributions to the Company’s shareholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Company’s offering.
(c)From time to time and not less than quarterly, the Company shall cause the Adviser to review the Company’s accounts to determine whether cash distributions are appropriate. The Company shall, subject to authorization by the Board of Trustees, distribute pro rata to the Company’s shareholders funds which the Board of Trustees deems unnecessary to retain in the Company. The Board of Trustees may from time to time authorize the Company to declare and pay to the Company’s shareholders such dividends or other distributions, in cash or other assets of the Company or in securities of the Company, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board of Trustees in its discretion shall determine. Any such cash distributions to the Adviser shall be made only in conjunction with distributions to shareholders and only out of funds properly allocated to the Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware General Corporation Law, as amended from time to time.
(d)The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Company of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto pursuant to Section 1 of the this Agreement; provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of Company securities not committed for investment within the later of two years from the date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable State Administrator, to be paid as a distribution to the shareholders of the Company as a return of capital without deduction of a sales load.
7.Limitations on the Engagement of the Adviser. The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Company. Nothing herein shall be construed as constituting the Adviser an agent of the Company. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and trustees, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise. Subject to any restrictions prescribed by law, by the provisions of the Code of Ethics of the Company and the Adviser and by the Adviser’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts. The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company.
The Adviser and its affiliates may face conflicts of interest as described in the Company’s Registration Statement and/or the Company’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board of Trustees in connection with its consideration of this Agreement and any future renewal of this Agreement.
8.Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.
9.Limitation of Liability of the Adviser; Indemnification.

(a)The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Company or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Company’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Company will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Company. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.
Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Company who are neither “interested persons” of the Company nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.
An Indemnified Party shall be entitled to advances from the Company for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Company a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Company has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Company for its undertaking; (b) the Company is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Company at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.
(b)Notwithstanding Section 9(a) to the contrary, the Company shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party,

nor shall the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
(i)the Company has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company;
(ii)the Company has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Company;
(iii)the Company has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an Affiliate of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a director of the Company who is not also an officer of the Company or the Adviser or an Affiliate of the Adviser; and
(iv)such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Company shareholders.
The Company may not incur the cost of that portion of liability insurance which insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified under the Omnibus Guidelines (as such term is defined in the Declaration of Trust).

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:
(A)here has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;
(B)such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or
(C)a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.
(c)The Company may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:
(i)the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)the Indemnified Party provides the Company with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company;
(iii)the legal proceeding was initiated by a third party who is not a shareholder of the Company, or, if by a Company shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
(iv)the Indemnified Party provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.
10.Effectiveness, Duration and Termination of Agreement.
(a)This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice by the Company, by the vote of a majority of the outstanding voting securities of the Company (as defined by the 1940 Act) or by the vote of the Company’s trustees or on 120 days’ written notice by the Adviser. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.
(b)This Agreement shall continue in effect until November 1, 2026, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.
(c)This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
(d)After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:
(i)Deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(ii)Deliver to the Board of Trustees all assets and documents of the Company then in custody of the Adviser; and
(iii)Cooperate with the Company to provide an orderly management transition.
(e)Without the approval of holders of a majority of the Shares entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Declaration of Trust, the Adviser may not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the shareholders; (ii) appoint a new Adviser (other than a sub-adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Company’s assets other than in the ordinary course of the Company’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the shareholders; and
(f)The Company may terminate the Adviser’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Company. If the Company and the Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Company. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Company.
11.Conflicts of Interest and Prohibited Activities.
(a)The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.
(b)The Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, including the Omnibus Guidelines; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws, including the Omnibus Guidelines, governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws, including the Omnibus Guidelines.
(c)The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of normal sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Adviser’s own assets, including those amounts paid to the Adviser under this Agreement.
(d)The Adviser covenants that it shall not permit the funds of the Company or cause the funds of the Company to be commingled with the funds of any other Person and the Company funds will be protected from the claims of affiliated companies (including, for the avoidance of doubt, creditors of such companies).
12.Access to Shareholder List.
If a shareholder requests a copy of an alphabetical list of names, addresses and business telephone numbers of the Shareholders of the Company along with the number of equity shares held by each of them (the “Shareholder List”) pursuant to Section 11.3 of the Company’s charter or any successor provision thereto (the “Charter Shareholder List Provision”), the Adviser is hereby authorized to request a copy of the Shareholder List from the Company’s transfer agent and send a copy of the Shareholder List to any shareholder so requesting in accordance with the charter Shareholder List Provision. The Adviser and the Board of Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholder or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Company.
13.Notices. Any notice under this Agreement shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.
If to the Company:
TPG Twin Brook Capital Income Fund
245 Park Avenue, 26th Floor
New York, New York 10167
Attn: Trevor Clark, Chairman of the Board of Trustee and Chief Executive
Officer
If to the Adviser:
AGTB Fund Manager, LLC
245 Park Avenue, 26th Floor
New York, New York 10167
Attn: Jenny B. Neslin, General Counsel and Secretary
or to such other address as to which the recipient shall have informed the other party in writing.
Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.
14.Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act.

15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
16.Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
TPG TWIN BROOK CAPITAL INCOME FUND

By:    /s/ JENNY B. NESLIN
    Name:    Jenny B. Neslin
    Title:    General Counsel and Secretary

AGTB FUND MANAGER, LLC

By:    Angelo, Gordon & Co., L.P., its manager

    /s/ CHRISTOPHER D. MOORE
    Name:    Christopher D. Moore
    Title:    Authorized Signatory

[Signature Page to Second Amended & Restated
Investment Management Agreement]